Exhibit 99.1

In Preliminary Guidance, OriginClear Reports Revenue Growth of Its Texas Subsidiary

Progressive Water Treatment’s Revenues grew approx. 37%, while Gross Profits increased about 80% to nearly $1 million.

Los Angeles, CA – March 28, 2019 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today issued its preliminary guidance for year-over-year revenue for its wholly-owned subsidiary, Progressive Water Treatment (PWT).

Ahead of its annual report, the Company is providing the following estimates for PWT:

Revenue grew from $3,216,182 in 2017 to approx. $4,397,500 in 2018, a 37% increase year over year

Gross Profits, which were $543,910 in 2017, grew to approx. $978,700 in 2018, an 80% increase.

These results include a modest contribution from Modular Water Systems (MWS), which was established 2018 as a unit of PWT.

These results do not reflect OriginClear’s overall performance in 2018, as the company continued to show significant losses associated with corporate overhead, and investment in the new MWS business unit, among other expenses.

“We are extremely happy with the Texas team headed by Marc Stevens,” said Riggs Eckelberry, OriginClear CEO.”

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Kaitlyn Finegan

Antenna Group

415-977-1914

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com